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                                                                    Exhibit 11.1
                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                         FOR THE LAST THREE FISCAL YEARS



                                  Jan. 29,    Jan. 30,    Jan. 31,
(Thousands, except per share)       2000       1999        1998
                                  ---------  ---------   ---------


Basic Computation:
-----------------

Net earnings                      $136,479   $134,959    $128,869


Weighted average common
 shares outstanding                 31,221     35,412      38,443
                                  --------   --------    --------

Basic earnings per share          $   4.37   $   3.81    $   3.35
                                  ========   ========    ========



Diluted Computation:
-------------------

Net earnings                      $136,479   $134,959    $128,869


Weighted average common
 shares outstanding                 31,221     35,412      38,443


Net effect of dilutive stock
options based on the treasury
stock method                           144        320         487
                                  --------   --------    --------


Outstanding shares for diluted
earnings per share                  31,365     35,732      38,930
                                  ========   ========    ========


Diluted earnings per share        $   4.35   $   3.78    $   3.31
                                  ========   ========    ========